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EXHIBIT (a)(13)

BROADVISION MEDIA RELATIONS CONTACT

Keith R. Crosley
BroadVision, Inc.
650-542-5824
keith.crosley@broadvision.com

BROADVISION INVESTOR RELATIONS CONTACT:

Bob Okunski
BroadVision, Inc.
650-542-4659
bob.okunski@broadvision.com

          BROADVISION ANNOUNCES VOLUNTARY STOCK OPTION EXCHANGE PROGRAM

REDWOOD CITY, CALIF.--APRIL 25, 2001 -- BroadVision, Inc. (Nasdaq: BVSN), a leading provider of personalized e-business applications, today announced a voluntary stock option exchange program for the company's employees. As part of the program, eligible BroadVision employees and Board members can elect to cancel any previously granted underwater options in exchange for an equal number of replacement options to be granted in the future.

The date of the cancellation of the options is presently scheduled for May 25, 2001, though that date may be extended. The grant date for the replacement options will be November 27, 2001. However, if the cancellation date is extended, the grant date for the replacement options will be extended to a date that is six months and two days after the cancellation date. The exercise price of the new options will be set at the fair market value of BroadVision's common stock when the replacement option is granted.

"I am convinced that the long-term opportunities and prospects for our company are solid," said Dr. Pehong Chen, founder and CEO of BroadVision. "This option exchange program is designed to motivate and retain our employees and to ensure that they share in our continued success."


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ABOUT BROADVISION

BroadVision (Nasdaq: BVSN, Neuer Markt: BDN) develops and delivers an integrated suite of packaged applications for conducting e-commerce interactions and transactions. Global enterprises and government entities use these applications to sell, buy and exchange information over the web and on wireless devices. The BroadVision e-commerce application suite enables a corporation to become more competitive and profitable by establishing and sustaining high-yield relationships with customers, suppliers and employees. BroadVision services professionals, supported by over 100 partner organizations worldwide, transform these applications into business value for our customers through consulting, education, and support services in more than 34 countries.

BroadVision-founded in 1993, public since 1996-has more than 1,100 customers and is a component stock of the Standard & Poor's 500 index. IDC ranks BroadVision as the world's leading provider of e-commerce software applications (International Data Corp., E-COMMERCE SOFTWARE APPLICATIONS MARKET FORECAST AND ANALYSIS, 2000-2004). BroadVision is headquartered in Redwood City, California and can be reached at 650.261.5100 or info@broadvision.com.


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BroadVision and BroadVision One-To-One are registered trademarks of BroadVision,
Inc. in the United States and other countries.